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                                 Exhibit (h)(23)

     Amendment dated as of October 15, 2002 to Sub-Transfer Agency Agreement
                       dated as of March 1, 2000 between
          Ceridian Retirement Plan Services and One Group Mutual Funds

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                   Amendment to Sub Transfer Agency Agreement

     This Amendment to the Sub Transfer Agency Agreement (the "Agreement") is made as of October 15, 2002, by and between Ceridian Retirement Plan Services ("Recordkeeper") and One Group Mutual Funds (the "Trust").

WHEREAS, pursuant to the Agreement dated as of March 1, 2002, Recordkeeper agreed to perform certain recordkeeping and accounting services and functions with respect to transactions in shares of the Trust made by or on behalf of participants in certain defined contribution employee benefit or retirement plans, and with respect to holdings of shares maintained by or on behalf of such participants, when with respect to the Trust such plans maintain with the Trust's transfer agent a single master shareholder account; and

NOW THEREFORE, pursuant to Section 10 of the Agreement, Recordkeeper and the Trust agree to amend the Agreement in the following form:

Section 6(A) is deleted in its entirety and replaced with the following:

     A In consideration of performance of the services by the Recordkeeper hereunder, the Trust will compensate the Recordkeeper $12.00 per participant annually. The fee shall be calculated monthly and paid quarterly. The Recordkeeper shall invoice the Trust quarterly. Invoices shall specify the number of participant accounts and assets by fund.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS THEREOF, the Trust and the Recordkeeper have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

One Group Mutual Funds                     Ceridian Retirement Plan Services

/s/ Mark A. Beeson                         /s/ Mark A. Sfalagge
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Name  Mark A. Beeson                       Name   Mark A. Sfalagge

President                                  Vice President - Ceridian Retirement
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Title                                       Plan Services
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